Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Phil Cooper	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CRA INTERNATIONAL ANNOUNCES TRIGGERING EVENT FOR CONVERSION OF 2.875% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2034

Debentures to be convertible during the third fiscal quarter ending September 2, 2005

BOSTON — May 12, 2005 — CRA International, Inc. (formerly Charles River Associates Incorporated) (NASDAQ: CRAI) announced today that the last reported sale price of its Common Stock has equaled or exceeded $50.00 per share for at least 20 of the last 30 trading days during CRA’s second fiscal quarter ending May 13, 2005.  Accordingly, pursuant to the terms of the indenture governing its 2.875% convertible senior subordinated debentures due 2034, the market price conversion trigger has been satisfied and the debentures will be convertible during CRA’s third fiscal quarter ending September 2, 2005.  However, given that the current market value of the debentures substantially exceeds the parity value, CRA believes a significant percentage of conversions is remote at this time.

CRA previously announced that pursuant to the terms of the indenture, the Company had irrevocably elected to settle with cash all of the principal amount of the debentures upon conversion thereof.  To the extent that the conversion obligation exceeds the principal amount of the debentures converted, CRA maintains the right to satisfy the remaining conversion obligation in shares of its common stock (or cash in lieu of fractional shares).

About CRA

Founded in 1965, CRA International is an economics, finance, and business consulting firm that works with businesses, law firms, accounting firms, and governments in providing a wide range of services.  CRA combines economic and financial analysis with expertise in litigation and regulatory support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  The firm is distinguished by a corporate philosophy of providing responsive, top-quality consulting; an interdisciplinary team approach; unsurpassed economic, financial, and other analytic skills; and pragmatic business insights.  In addition to its corporate headquarters in Boston and international offices in Brussels, Canberra, Dubai, Hong Kong, London, Melbourne, Mexico City, Sydney, Toronto, and Wellington, CRA also has U.S. offices in Cambridge, Chicago, College Station, Dallas, Houston, New York, Oakland, Pasadena, Philadelphia, Salt Lake City, Silicon Valley, and Washington, D.C.  Detailed information about CRA can be found at www.crai.com.

CRA/2

Safe Harbor Statement

Statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including our belief that a significant percentage of conversions is remote at this time because the current market value of the debentures substantially exceeds the parity value.  Information contained in these forward-looking statements is inherently uncertain, and actual events may differ materially.  Information on factors that could affect the outcome of these forward-looking statements is included in CRA’s most recent Quarterly Report on Form 10-Q filed on March 30, 2005 with the Securities and Exchange Commission and in other filings made by CRA with the Securities and Exchange Commission from time to time.  CRA assumes no obligation and undertakes no duty to update its forward-looking statements to reflect new information or developments.